Exhibit 5.1

June 14, 2021

LifeStance Health Group, Inc.

4800 N. Scottsdale Road, Suite 6000

Scottsdale, AZ 85251

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished to you in connection with the registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 53,854,086 shares (the “Shares”) of common stock, $0.01 par value (“Common Stock”), of LifeStance Health Group, Inc., a Delaware corporation (the “Company”), consisting of (i) 47,037,113 shares of Common Stock issuable under the LifeStance Health Group, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) and (ii) 6,816,973 shares of Common Stock issuable under the LifeStance Health Group, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP” and, together with the 2021 Plan, the “Plans”).

We are familiar with the actions taken by the Company in connection with the adoption of the Plans. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the Plans, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP